Exhibit 99.1

(PLRE)

FOR IMMEDIATE RELEASE:	August 9, 2004

Contact:	Jeffrey Fisher, CFO, Price Legacy Corporation.
17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

PRICE LEGACY CORPORATION ANNOUNCES EARNINGS FOR THE QUARTER
ENDED JUNE 30, 2004

San Diego, CA. (August 9, 2004) – Price Legacy Corporation (NASDAQ: PLRE), a real estate investment trust (“REIT”), today announced that second quarter 2004 Funds From Operations (“FFO”), before non-recurring and non-cash charges of $2.6 million, was $12.2 million or $0.33 per common share compared to $2.2 million or $0.24 per common share for the same period in the previous year. The per common share amounts reflect the Company’s March 2004 recapitalization transaction and the June 2004 redemption of 1.0 million shares of the Company’s Series A Preferred Stock. The quarterly results were positively impacted by the Company’s previously announced plans to focus on its core assets. The non-recurring charges were related to the redemption transaction and an impairment taken on notes receivable (a reconciliation of FFO to net income is included later in this release).

Total revenues for the quarter ended June 30, 2004 were $33.1 million compared to $31.3 million for the quarter ended June 30, 2003.  Revenues increased approximately $1.8 million as a result of: (a) leasing activity at our Miami, Florida and Westbury, New York properties (at Westbury, the new lease with Wal-Mart commenced May 1, 2004); (b) the opening of our properties in Temecula, California and Orlando/Millenia II, Florida; and (c) the acquisition in February 2004 of our joint venture partner’s 50% share of an operating property in Fresno, California.  These increases were partially offset by properties sold during 2003 (San Diego/ Rancho Bernardo, California and Northridge, California) and during 2004 (Hampton, Virginia).

For the six months ended June 30, 2004, FFO, before non-recurring and non-cash charges, was $14.4 million or $0.57 per common share as compared to $4.3 million or $0.46 per common share for the same period in the previous year.  The non-recurring and non-cash charges related to the Company’s recapitalization and redemption transactions ($74.2 million) and notes receivable impairment ($1.2 million).  Total revenue for the six months ended June 30, 2004 was $65.0 million compared to $62.2 million during the same period in 2003.

During the quarter ended June 30, 2004, the Company continued to execute its previously announced plans of disposing of certain non-core assets and focusing its efforts on its core open-air shopping centers.  During the quarter, the Company completed the sales of non-core assets located in Hampton, Virginia and San Diego, California. The Company also sold its 2400 acre non-income producing property in Orlando, Florida for $41.5 million and its entire investment in Mace Security International, Inc. common stock for $10.7 million.  As a result of these asset sales the Company recorded a gain of $12.7 million.  On August 9, 2004, the Company sold its entire investment in the Los Arcos land development project in Scottsdale, Arizona and all of the notes receivable secured by an ownership interest in the Phoenix Coyotes hockey team. The Company received $30.2 million from the sale of these assets. In connection with this transaction, the Company took a non-cash impairment charge of $1.2 million during the quarter ended June 30, 2004.

Leasing

Leasing activity continues to be strong throughout the portfolio.  During the second quarter of 2004, the Company executed 11 new leases aggregating approximately 106,000 square feet and 11 renewals aggregating approximately 21,000 square feet.  The average rental rate for new leases in the second quarter equaled $10.39 per square foot and rental rates on renewals averaged $19.38 per square foot.  A 10-year lease was executed in June for the 42,065 square foot former Home Place Store which had been vacant since November 2001.

As of June 30, 2004, the portfolio was 95.9% leased and the average annualized base rent per square foot was $11.84.  The percentages and base rent include tenants for which signed leases have been executed and occupancy may not have yet occurred.

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The Company manages its properties through regional offices located in Arizona, California, Florida, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings, Inc.  For more information on Price Legacy, visit the Company’s Web site at www.PriceLegacy.com.

The following is a reconciliation of net income to FFO (in thousands):

	Three Months Ended June 30			Six Months Ended June 30
	2004	2003		2004		2003
Net income	$23,226	$6,144		$31,531		$16,533
Depreciation and amortization	5,547	5,617		11,160		9,759
Depreciation and amortization of discontinued operations	16	238		31		500
Price Legacy’s share of joint venture depreciation	—	338		26		517
Depreciation of non-real estate assets	(47)	(31)		(74)		(62)
Net gain on sale of discontinued operations	(2,193)	2,314		(2,193)		2,521
Net gain on sale of real estate and investments	(12,666)	—		(12,622)		(687)
FFO before preferred dividends	13,883	14,620		27,859		29,081
Preferred dividends	(2,886)	(12,423	)(1)	(14,700	)(2)	(24,783	)(3)
Preferred stock conversion and redemption	(1,423)	—		(74,235)		—
FFO *	$9,574	$2,197		$(61,076)		$4,298

Weighted average shares of common stock outstanding	36,987 (4)	9,250	(5)	25,118	(4)	9,253	(5)
Shares of common stock outstanding	36,920 (4)	9,249	(5)	36,920	(4)	9,249	(5)

* A description of the Company’s use of non-GAAP information is provided below under “Use of Non-GAAP Financial Measures.”

(1)     Includes $2.8 million of non-cash dividends accrued on our Series B preferred stock  (which was eliminated in the recapitalization transaction)

(2)     Includes $2.2 million of non-cash dividends accrued on our Series B preferred stock

(3)     Includes $5.6 million of non-cash dividends accrued on our Series B preferred stock

(4)     Post recapitalization transaction (including 1-for-4 reverse stock split)

(5)     Retroactively adjusted for 2004 1-for-4 reverse stock split

Use of Non-GAAP Financial Measures

FFO is a supplemental non-GAAP financial measurement used as a standard in the REIT industry.  Management believes that FFO provides an additional indicator of the financial performance of a REIT.  The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group.  FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income or as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  FFO is defined and calculated by the Company as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures and adjusted for preferred dividends. FFO as presented herein may not be comparable to similarly titled measures reported by other companies.

Safe Harbor Statement

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the Company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the Company’s results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.